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                                                                   EXHIBIT 10.20

                                 EMPLOYMENT AGREEMENT

    This AGREEMENT is made as of June 3, 1996, by and between Ascent Sports, Inc., a Delaware corporation (the "Company"), a wholly owned subsidiary of Ascent Entertainment Group, Inc., a Delaware corporation ("Ascent"), and Ellen Robinson, a resident of the State of Colorado (the "Executive").

    WHEREAS, the Company is the General Partner of The Denver Nuggets Limited Partnership (the "Basketball Club"), a Delaware limited partnership which owns and operates the Denver Nuggets professional basketball team (the "Basketball Team"), a franchise of the National Basketball Association (the "NBA"); and

    WHEREAS, the Company and Ascent are the sole members with joint and several management authority of Colorado Avalanche, LLC, (the "Hockey Club"), a Colorado limited liability company which owns and operates the Colorado Avalanche professional hockey team (the "Hockey Team"), a franchise of the National Hockey League (the "NHL"); and

    WHEREAS, the Company has proposed constructing, owning and managing, possibly with other joint venture partners, a new state-of-the-art arena in the Denver metropolitan area in which the Basketball Team and the Hockey Team would play their home games (the "Arena Project"), and related developments (the "Related Developments"); and

    WHEREAS, the Company desires to employ the Executive as its President, and the Executive desires to become an employee of the Company, on the terms and conditions set forth herein;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, the Company and the Executive agree as follows:

    1. EMPLOYMENT; DUTIES. (a) EMPLOYMENT AND EMPLOYMENT PERIOD. The Company shall employ the Executive to serve as (i) President of the Company and
(ii) an officer of an affiliate of the Company as mutually agreed upon by the Executive and the President and Chief Executive Officer of Ascent (the


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"CEO") in connection with the management of the business and affairs of the
Company. Such employment shall be for a continuous period (the "Employment Period") commencing June 3, 1996 (the "Effective Date") and ending on June 3, 1999 with respect to the office set forth in clause (i) above, and for such periods as reasonably determined by the Executive and the CEO with respect to the office set forth in clause (ii) above.

         (b) DUTIES AND RESPONSIBILITIES. The Executive shall report directly to the CEO, which position is currently held by Charlie Lyons. The Executive shall have such duties and responsibilities (i) as designated by the CEO from time to time so long as such duties are consistent with the office of President and (ii) as are customarily accorded a President, including, without limitation, the lead responsibility with full autonomy, subject to customary authority and direction of the Board of Directors of the Company (the "Board"), to direct and develop the capabilities and performance of the Company. The Executive's management of the Company shall be in accordance with the policies of the Board and the policies and procedures of the Company, both as in effect from time to time. The Executive shall have no responsibility for or authority over the basketball operations of the Basketball Team or the hockey operations of the Hockey Team. All employees of the Company, as reflected on the organizational chart attached hereto as Exhibit A, will report, directly or indirectly, to the Executive. The parties hereto understand that the Executive shall at all times be subject to the authority and direction of the Board. The Executive shall be primarily responsible for recruiting, hiring and firing those employees of the Company that report, directly or indirectly, to her in accordance with policies and procedures of the Company and Ascent, which includes consultation with officers of Ascent as appropriate.

    For each fiscal year of the Company, the Basketball Club and the Hockey Club during the term of this Agreement, the Executive shall prepare an annual budget setting forth the expected revenues, expenses and other expenditures (including capital


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improvements) of such entities.  Such budget shall be approved by the Board of
Directors of Ascent (the "Ascent Board"). The 1996 budget for the Company is set forth at Exhibit B. The Executive may not authorize the Company or its employees (excluding the operations and employees of the Hockey Club and the Basketball Club over which the Executive does not have authority) to exceed the budgeted line item amount for such expenses or other expenditures in such budget by more than 5% of the budgeted amount or otherwise incur non-budgeted expenses or expenditures, without the prior written approval of the CEO or the Executive Vice President, Finance and Chief Operating Officer of Ascent (the "COO"); provided, however, that no such single excess may exceed 1% of the total budget and all such excesses taken together may not exceed 5% of the total budget, without prior approval of the CEO or COO. Upon such approval, the budget for such item shall be deemed to have been increased by the amount approved by the CEO or COO, as the case may be. The parties acknowledge and agree that the Executive shall have no authority, control or responsibility for the basketball operations or hockey operations budgets, or the budget of the Arena Project or the Related Developments.

    (c) DEVOTION TO INTERESTS OF THE COMPANY. During the Employment Period, the Executive shall render her business services solely in the performance of her duties hereunder. The Executive shall use her best efforts to promote the interests and welfare of the Company and its affiliates. Notwithstanding the foregoing, the Executive shall be entitled to undertake such outside activities as do not unreasonably interfere with the performance of her duties hereunder and are approved in advance by the CEO, such approval not to be unreasonably withheld.

    2. COMPENSATION AND FRINGE BENEFITS. In consideration for the services to be performed and the obligations incurred by the Executive hereunder, and subject to the terms and conditions hereof, during the Employment Term the


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Executive shall be entitled to the following compensation and benefits.

              (a) BASE COMPENSATION. Effective as of the Effective Date, the Company shall pay the Executive an annual base salary ("Base Salary") at the rate of $250,000 per year during the Employment Period with payments made in installments in accordance with the Company's regular practice for compensating executive personnel, PROVIDED that in no event shall such payments be made less frequently than twice per month. The Base Salary for the Executive shall be reviewed for increases each year during the Employment Period commencing the second year of the Employment Period. Any Base Salary increases shall be approved by the Ascent Board in its sole discretion.

              (b)  BONUS COMPENSATION.

         (i) ANNUAL BONUS. The Executive will be eligible to receive bonuses ("Annual Bonus") during the Employment Period in accordance with the following parameters: (i) the target bonus for each year during the Employment Period shall be 30% of Base Salary for achieving 100% of the target level for the performance measures; and (ii) the performance measures, the relative weight to be accorded each performance measure and the amount of bonus payable in relation to the target bonus for achieving more or less than 100% of the target level for the performance measures shall be determined for each year during the Employment Period by the Compensation Committee of the Ascent Board (the "Compensation Committee") after consultation with the CEO.

         (ii) SIGNING BONUS. Within 30 days after the Effective Date, the Executive will be paid a signing bonus (the "Signing Bonus") in an aggregate amount of $50,000, subject to applicable withholding for federal, state and local taxes, FICA, etc. If the Executive terminates her employment within one year of the Effective Date and if such


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    termination is not the result of an "Executive Election Event" (as defined in Section 5), she agrees to repay the Signing Bonus in its entirety, unless otherwise agreed to by the Compensation Committee after consultation with the CEO.

              (c) FRINGE BENEFITS. The Executive also shall be entitled to participate in group health, dental, disability insurance programs, and any group profit sharing, deferred compensation, supplemental life insurance or other benefit plans as are generally made available by Ascent to the senior executives of Ascent. Such benefits shall include reimbursement of documented expenses reasonably incurred in connection with travel and entertainment related to the Company's business and affairs. The Company and Ascent reserve the right to modify or terminate from time to time the fringe benefits provided to the senior management group. Notwithstanding the foregoing, until such time as the Company or Ascent shall implement group-health, dental, disability and life insurance plans for its executives, the Executive will be entitled to participate in the group health, dental, disability and life insurance plans of COMSAT Corporation ("COMSAT") being made available to the senior management group of Ascent on the Effective Date.

              (d) STOCK OPTIONS. The Company shall cause Ascent to grant to Executive as of the Effective Date options ("Options") under Ascent's 1995 Key Employee Stock Plan (the "Option Plan") to purchase 50,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), each such Option exercisable at the fair market value of the Common Stock on May 13, 1996. The Options shall be exercisable by the Executive according to the following schedule: (i) 25% on or after June 3, 1997; (ii) an additional 25% on or after June 3, 1998; and (iii) an additional 50% on or after June 3, 1999; PROVIDED, HOWEVER, that for so long as COMSAT owns at least 80% of the outstanding Common Stock, Executive shall not be entitled to exercise any of the Options prior to December 18, 1998. Such options shall be represented by a stock option agreement containing appropriate terms consistent with the provisions of


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this Agreement.  The Options, to the extent they remain unexercised, shall automatically and without further notice terminate and become of no further force and effect at the time of the earliest of the following to occur: (x) three months after the date upon which a termination for cause by the Company (as provided in Section 5(b)) shall have become effective and final; or (y) ten years after the Effective Date.

    During the Employment Period, the Executive shall be granted additional non-statutory stock options as determined by the Compensation Committee in its sole discretion. Notwithstanding any other provision of this Agreement except
Section 5(b), the Compensation Committee may in its discretion provide that any stock options granted to the Executive which have not vested prior to her termination of employment shall continue to vest in accordance with their original terms as if the Executive's employment had not terminated.

              (e) TICKETS. While employed pursuant to this Agreement, Executive shall have the complimentary use of (i) four (4) season tickets in a prime location for both the Basketball Team and the Hockey Team and (ii) four
(4) tickets in a prime location to every event held at the new arena for which the Company or its affiliates control the right to receive more than a nominal number of tickets. The Executive agrees that these tickets shall not be club seats. Upon termination of employment with the Company, unless the Executive's employment is terminated by the Company for "cause", the Executive will have the right, but not the obligation, to purchase the season tickets referenced in clause (i) above on the terms offered to holders of season tickets in the same seating location in the arena.

              (f) CONFLICTING PROVISIONS. Solely to the extent of any conflict between the provisions of this Agreement and the provisions of any agreement between Executive, on the one hand, and the Company and/or any affiliated or related entity of the Company, on the other hand, relating to stock options (including the Options), life insurance, health insurance, any other


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employee equity participation, profit sharing or retirement plan, group health plan or other employee benefits (individually and collectively, referred to herein as the "Fringe Benefits"), the provisions of this Agreement will control.

              (g) MISCELLANEOUS BENEFITS. The Company shall provide to the Executive additional benefits consisting of (i) a monthly payment or reimbursement of automobile related expenses of up to $1,000 per month during the Employment Period; (ii) monthly reimbursement of expenses incurred in connection with the Executive's employment with the Company related to the purchase and use by Executive of a mobile telephone during the Employment Period; and (iii) reimbursement of Executive's legal fees and costs, in an amount not to exceed $5,000, incurred in connection with the drafting, negotiating and execution of this Agreement.

    3.        TRADE SECRETS; RETURN OF DOCUMENTS AND PROPERTY.

              (a) Executive acknowledges that during the course of her employment she will receive secret, confidential and proprietary information ("Trade Secrets") of the Company and of other companies with which the Company does business on a confidential basis and that in the course of performing services for the Company the Executive will create and develop Trade Secrets for the benefit of the Company. Trade Secrets shall include, without limitation, literary, dramatic or other works, screenplays, stories, adaptations, scripts, treatments, formats, "bibles," scenarios, characters, titles of any kind and any rights therein, matters of a business nature, such as customer data and proprietary information about costs, profits, markets and sales, custom databases, "know-how," formulae, secret processes or machines, inventions, computer programs (including documentation of such programs), sales, company business strategies and plans and other information of a similar nature to the extent not available to the public, and plans for future development. All Trade Secrets disclosed to or created by Executive shall be deemed to be the exclusive property of the Company (as the context may require). Executive acknowledges


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that Trade Secrets have economic value to the Company due to the fact that Trade
Secrets are not generally known to the public or the trade and that the unauthorized use or disclosure of Trade Secrets is likely to be detrimental to the interests of the Company and its subsidiaries. Executive therefore agrees to hold in strict confidence and not to disclose to any third party any Trade Secret acquired or created or developed by Executive during the term of this Agreement except (i) when Executive is required to use or disclose any Trade Secret in the proper course of the Executive's rendition of services to the Company hereunder, (ii) when such Trade Secret becomes public knowledge other than through a breach of this Agreement, or (iii) when Executive is required to disclose any Trade Secret pursuant to any valid court order in which the Executive is compelled to disclose such Trade Secret. The Executive shall notify the Company immediately of any such court order in order to enable the Company to contest such order's validity. After termination of this Agreement, the Executive shall not use or otherwise disclose Trade Secrets unless such information (x) becomes public knowledge or is generally known in the entertainment industry other than through a breach of this Agreement, (y) is disclosed to the Executive by a third party who is entitled to receive and disclose such Trade Secret, or (z) is required to be disclosed pursuant to any valid court order, in which case the Executive shall notify the Company immediately of any such court order in order to enable the Company to contest such order's validity.

              (b) Upon the effective date of notice of the Executive's or the Company's election to terminate this Agreement, or at any time upon the request of the Company, the Executive (or her heirs or personal representatives) shall deliver to the Company (i) all documents and materials containing or otherwise relating to Trade Secrets or other information relating to the Company's business and affairs, and (ii) all documents, materials and other property belonging to the Company, which in either case are in the possession or under the control of the Executive (or her heirs or personal representatives). The Executive shall be entitled to keep her personal records relating


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to the Company's business and affairs except to the extent those contain documents or materials described in clause (i) of the preceding sentence, in which case the Executive may retain copies for her personal and confidential use.

    4. DISCOVERIES AND WORKS. All discoveries and works made or conceived by the Executive during her employment by the Company pursuant to this Agreement, jointly or with others, that relate to the Company's activities ("Discoveries and Works") shall be owned by the Company, it being understood that the Discoveries and Works referred to in this paragraph are limited to those that are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Executive in the course of her performing services for the Company. Discoveries and Works shall include, without limitation, literary, dramatic or other works, screenplays, stories, adaptations, scripts, treatments, formats, "bibles," scenarios, characters, titles of any kind and any rights therein, other works of authorship, inventions, computer programs (including documentation of such programs), technical improvements, processes and drawings. The Executive shall
(i) promptly notify, make full disclosure to, and execute and deliver any documents reasonably requested by, the Company to evidence or better assure title to such Discoveries and Works in the Company, (ii) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign copyrights, trade secret protection or other protection of any and all such Discoveries and Works, and (iii) promptly execute, whether during her employment by the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain copyright and other rights for the Company and to protect their title thereto. Any Discoveries and Works which, within twelve months after the termination of the Executive's employment by the Company, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with the Company shall, as between the Executive and the Company be


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presumed to have been made during the Executive's employment by the Company.

    5. TERMINATION. This Agreement shall remain in effect during the Employment Period, and this Agreement and Executive's employment with the Company may be terminated only as follows:

              (a) By the Executive (an "Executive Election") at any time upon sixty (60) days advance written notice to the Company upon an "Executive Election Event" (as defined below). In such event or if the Executive's employment is terminated by the Company without "cause" (as defined below), there will be no forfeiture, penalty, reduction or other adverse effect upon any rights or interests relating to any Fringe Benefits, all of which will fully vest, to the extent not previously vested, immediately upon such termination becoming effective and final. Without limiting the foregoing, in the event of an Executive Election or if the Executive's employment is terminated without "cause," the Executive shall be entitled to receive the following benefits until June 3, 1999 (the "Duration Period"): (i) her then current Base Salary; (ii) an Annual Bonus equal to thirty percent (30%) of her then current Base Salary to be paid in accordance with the provisions of Section 2(b) of this Agreement; and
(iii) all other benefits provided pursuant to Sections 2(c), (d) and (g) of this Agreement. The Executive shall have an obligation to seek other employment in the event of her termination pursuant to this paragraph (a), and 50% of her compensation from any such employment obtained shall offset the Company's obligations under clauses (i) and (ii) of this paragraph (a). All stock options (including the Options) will remain exercisable for the maximum period provided in each applicable grant.

         An "Executive Election Event" shall be (i) any substantial reduction (except in connection with the termination of her employment voluntarily by the Executive or by the Company for "cause" as defined below) by the Company, without the


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Executive's express written consent, of her responsibilities as President of the
Company; or (ii) the Board's requiring the Executive to be based at any office location other than the principal offices of the Company, or the relocation, without Executive's consent, of such principal offices to a location outside the greater Denver area prior to the second anniversary of the Effective Date.

              (b) By the Company at any time for "cause." For purposes of this Agreement, the Company shall have "cause" to terminate the Executive's employment hereunder upon (i) the failure of the Executive to perform her material duties (without regard to the achievement of any specific results based on such performance) in accordance with the terms of this Agreement (other than any such failure resulting from her incapacity due to physical or mental illness), which failure continues for ten (10) business days following the Executive's receipt of written notice from the CEO specifying the manner in which the Executive is in default of her duties, (ii) the engaging by the Executive in serious misconduct that is materially and demonstrably injurious to the Company or its reputation, which misconduct, if it is reasonably capable of being cured, is not cured by the Executive within ten (10) business days following the Executive's receipt of written notice from the CEO specifying the serious misconduct engaged in by the Executive, (iii) the conviction of the Executive of commission of a felony involving a crime of moral turpitude, whether or not such felony was committed in connection with the Company's business, or (iv) any material breach by the Executive of Section 7 hereof. If the Company shall terminate the Executive's employment for "cause," there will be no forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits. In such event, the Company, in full satisfaction of all of the Company's obligations under this Agreement and in respect of the termination of the Executive's employment with the Company, shall pay the Executive her Base Salary, and all other compensation, benefits and reimbursement through the date of termination of her employment, PROVIDED that the Options and any other stock options


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granted to the Executive under the Option Plan or any successor plan shall terminate three months after the date of termination of her employment for "cause".

    6.        DISABILITY; DEATH.

              (a) If, prior to the expiration or termination of the Employment Period, the Executive shall be unable to perform substantially her duties by reason of disability or impairment of health for at least six consecutive calendar months, the Company shall have the right to terminate this Agreement by giving sixty (60) days written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. Following the expiration of the notice period, the Employment Period shall terminate with the payment of all of the Executive's Base Salary that has accrued and has not been paid by the Company through the date the notice period expires along with a prorated Annual Bonus through such date, and there will be no forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits. In the event of a dispute as to whether the Executive is disabled within the meaning of this paragraph (a), or the duration of any disability, either party may request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examinations shall be borne by the Company.

              (b) If, prior to the expiration or termination of the Employment Period, the Executive shall die, the Company shall pay to the Executive's estate her Base Salary and a prorated Annual Bonus through the end of the month in which the Executive's death occurred, at which time the Employment Period shall terminate without further notice and there will be no


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forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits; PROVIDED that upon the Executive's death the Option and any other stock options granted to the Executive under the Option Plan or any successor plan shall become fully vested and shall terminate one year after the date of termination of the Executive's employment for death, notwithstanding the limitations of Section 2(d) of this Agreement.

              (c) Nothing contained in this Section 6 shall impair or otherwise affect any rights and interests of the Executive under any compensation plan or arrangement of the Company which may be adopted by the Board.

    7.        NON-COMPETITION.

              (a) As an inducement for the Company to enter into this Agreement, the Executive agrees that for a period commencing as of the Effective Date and running through the earlier of (i) the end of the Employment Period if the Executive remains employed by the Company for the entire Employment Period or (ii) two years following termination of the Executive's employment by the Company for "cause" as defined in Section 5(b) hereof, or by the Executive for any reason (other than an Executive Election Event, in which case the provisions of this paragraph (a) shall not apply) (the "Non-Competition Period"), the Executive shall not, without the prior written consent of the Board, engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business which is competitive with any business conducted by the Company.

         For the purpose of this Agreement, a business shall be considered to be competitive with any business of the Company only if such business is engaged in providing services or products (i) similar to (A) any service or product currently


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provided by the Company during the Employment Period; (B) any service or product which evolves from or results from enhancements in the ordinary course during the Non-Competition Period to the services or products provided by the Company as of the date hereof or during the Employment Period; or (C) any future service or product of the Company as to which the Executive materially and substantially participated in the development or enhancement, and (ii) to customers, distributors or clients served by the Company during the Non-Competition Period.

              (b) NON-SOLICITATION OF EMPLOYEES. During the Non-Competition Period, the Executive will not (for her own benefit or for the benefit of any person or entity other than the Company) solicit, or assist any person or entity other than the Company to solicit, any officer, director, executive or employee (other than an administrative or clerical employee) of the Company to leave his or her employment.

              (c) REASONABLENESS; INTERPRETATION. The Executive acknowledges and agrees, solely for purposes of determining the enforceability of this
Section 7 (and not for purposes of determining the amount of money damages or for any other reason), that (i) the markets served by the Company are national and international and are not dependent on the geographic location of executive personnel or the businesses by which they are employed; (ii) the length of the Non-Competition Period is linked to the term of the Employment Period and the severance benefit provided for in Section 5(a); and (iii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Company. In the event that the covenants in this Section 7 shall be determined by any court of competent jurisdiction in any action to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over


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the maximum period of time for which they may be enforceable, and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

              (d) INVESTMENT. Nothing in this Agreement shall be deemed to prohibit the Executive from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Company, PROVIDED that such investments (i) are passive investments and constitute five percent (5%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market, or (ii) are approved by the Board.

    8. INDEMNIFICATION; LIABILITY INSURANCE. The Executive shall be entitled to indemnification and coverage under the Ascent's liability insurance policy for directors and officers to the same extent as other directors and officers of Ascent and its subsidiaries.

    9. ENFORCEMENT. The Executive acknowledges that a breach of the covenants or provisions contained in Sections 3, 4 and 7 of this Agreement will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that if the Executive breaches or threatens to breach any of the covenants or provisions contained in Sections 3, 4 and 7 of this Agreement, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief.

    10.       ARBITRATION.

              (a) Subject to the Company's right to enforce Sections 3, 4 and 7 hereof by an injunction issued by a court


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having jurisdiction (which right shall prevail over and supersede the provisions of this Section 10), any dispute relating to this Agreement, including the enforceability of this Section 10, arising between the Executive and the Company shall be settled by arbitration which shall be conducted in Denver, Colorado, or any other location where the Executive and the Company mutually agree, before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). The parties shall instruct the arbitrator to use his or her best efforts to conclude the arbitration within 60 days after notice of the dispute to AAA.

              (b) The award of any such arbitrator shall be final. Judgment upon such award may be entered by the prevailing party in any federal or state court sitting in Denver, Colorado or any other location where the Executive then resides at the Company's request.

              (c) The costs of arbitration proceedings, excluding attorneys' fees, shall be paid by the party that does not, in the determination of the arbitrator, prevail in the arbitration proceedings.

    11. SEVERABILITY. Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    12. ASSIGNMENT. The Executive's rights and obligations under this Agreement shall not be assignable by the Executive. The Company's rights and obligations under this Agreement shall not be assignable by the Company, except in connection with a "change in control" of the Company, in which


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case this Agreement shall be assumed by the successor entity and, upon such assumption, the Company shall be released from its obligations hereunder. For this purpose, a "change in control" shall mean any transaction or related series of transactions whereby, directly or indirectly, control of the Company, the Basketball Team and the Hockey Team is acquired by a party or parties other than Ascent and its affiliates in connection with a sale or exchange of stock, a merger, consolidation or other reorganization, a sale of assets or any other similar transaction or series of transactions.

    13. NOTICES. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method, provided that in such case it shall also be sent by certified or registered mail, return receipt requested; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. Unless otherwise changed by notice, in each case notice shall be sent to:

         If to Executive, addressed to:

              Ellen Robinson
              529 Elm Street
              Denver, Colorado 80220

         With a copy to:

              Douglas A. Pluss, Esq.
              Parcel, Mauro, Hultin & Spaanstra, P.C.
              1801 California Street, Suite 3600
              Denver, CO 80202
              Telecopier No.:  303-295-3040

         If to the Company, addressed to:

              Ascent Sports, Inc.
              c/o Ascent Entertainment Group
              1200 Seventeenth Street
              Denver, Colorado 80202
              Attention: Charlie Lyons
              Telecopier No. (303) 572-0396

         With a copy to:

              Ascent Entertainment Group
              1200 Seventeenth Street
              Denver, Colorado 80202
              Attention: Arthur M. Aaron, Esq.
              Telecopier No. (303) 572-0396


    14. MISCELLANEOUS. This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The validity, interpretation, performance and enforcement of the Agreement shall be governed by the laws of the State of Colorado. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    15. LEAGUE RULES. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the rules, regulations, by-laws and constitution of the NBA and the NHL, including, without limitation, the decisions or requirements issued by, or under the authority of, their respective Commissioners or Boards of Governors, and specifically the provisions of Article 35.1 of the NBA Constitution and Section 18 of the NHL By-laws.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                               /s/      Ellen Robinson
                                  -----------------------------------
                                  Ellen Robinson, Executive

                                  ASCENT SPORTS, INC.


                               /s/      Charlie Lyons
                                  -----------------------------------
                                  By: Charlie Lyons
                                  Its: Chairman